Exhibit 99

News Release – January 28, 2004

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial reports 2003 earnings

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $5,840,000 for 2003 compared to 2002 earnings of $5,573,000, an increase of 4.8%. On a per share basis, basic earnings were $2.18 for 2003 compared to $2.08 for 2002.

Total assets at December 31, 2003 grew by 3.3% over totals a year earlier to $549.7 million.  At year-end, total deposits and repurchase agreements were flat at $410.7 million, while net loans grew by $24.3 million, or 7.7%, to $342.3 million. Average loan outstandings and average deposits and repurchase agreements increased by 5.4% and 1.1%, respectively.  In addition, the market value of trust assets under management was $337.8 million on December 31, 2003.

Franklin Financial Services Corporation is the bank holding company for F&M Trust, a community bank with fifteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro.